UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

June 8, 2013

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WILSHIRE BANCORP, INC.

(Exact name of registrant as specified in its charter)

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California	000-50923	20-0711133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Wilshire Boulevard, Los Angeles, California 90010
(Address of principal executive offices) (Zip Code)

(213) 387-3200
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 8, 2013, Wilshire Bancorp, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BankAsiana, a New Jersey state chartered commercial bank (“BankAsiana”) pursuant to which the Company will acquire BankAsiana.  The acquisition is to be accomplished by a series of two (2) mergers (the “Mergers”).  The first Merger is to be the merger of BankAsiana with a newly-formed, wholly owned subsidiary of the Company, with BankAsiana surviving the first Merger.  The second Merger, which would occur immediately following the first Merger, is to be the merger of the survivor in the first Merger, BankAsiana, with the Company’s wholly owned subsidiary bank, Wilshire State Bank (“Wilshire Bank”), with Wilshire Bank as the surviving entity.  In connection with the Merger Agreement, on June 8, 2013, the Company also entered into voting agreements with each member of the board of directors of BankAsiana, as more fully described below.

Pursuant to the terms and conditions of the Merger Agreement, which has been approved by the Boards of Directors of both the Company and BankAsiana, upon closing of the acquisition, the shareholders and outstanding holders of options of BankAsiana will receive an aggregate of $32.5 million in cash. The purchase price is subject to downward adjustment if the tangible common shareholders’ equity of BankAsiana on the closing date is below a minimum target.

The Merger Agreement contains customary representations, warranties and covenants made by each of the Company and BankAsiana.  The representations, warranties and covenants contained in the Merger Agreement do not survive the closing of the transactions contemplated by the Merger Agreement, except in limited circumstances (none of which would allow for contractual indemnification or similar recourse by the Company against BankAsiana in the event the business or condition of BankAsiana is not as warranted in the Merger Agreement).  In addition, BankAsiana has agreed, among other things, not to solicit certain acquisition proposals.  However, under certain circumstances specified in the Merger Agreement, BankAsiana is entitled to enter into discussions and negotiate with third parties who submit to BankAsiana certain unsolicited acquisition proposals which the Board of Directors of BankAsiana determines constitute, or are reasonably likely to result in, a superior offer.

The closing of the transactions contemplated by the Merger Agreement is subject to certain conditions, including, among others, (i) receipt of requisite approval of the stockholders of BankAsiana, (ii) receipt of all required regulatory approvals, (iii) accuracy of the representations and warranties of each party, (iv) material compliance by each party with its obligations under the Merger Agreement, (v) that holders of not more than 5% of the outstanding common stock of BankAsiana have demanded or are deemed entitled to demand payment of the fair value of their shares under the New Jersey statute; and (vi) the absence of any injunction, order or legal restraint prohibiting consummation of the first Merger.  Each member of the Board of Directors of BankAsiana, who hold in the aggregate of approximately 50.8% of the shares of outstanding common stock of BankAsiana, have entered into voting agreements (the “Voting Agreements”), agreeing to vote all of such shares in favor of the first Merger.

The Merger Agreement contains certain termination rights for both the Company and BankAsiana including, among others, if the first Merger shall not have been consummated by March 31, 2014 or if the requisite approval of the BankAsiana shareholders is not obtained.  In addition, BankAsiana is entitled under certain circumstances to terminate the Merger Agreement if, among other things, prior to receipt of shareholder approval, BankAsiana enters into a definitive agreement with a third party providing for a superior offer and, in connection therewith, it pays the Company a termination fee of $1.14 million; and the Company is entitled under certain circumstances to terminate the Merger Agreement and receive the termination fee if, among other things, prior to receipt of shareholder approval, the BankAsiana board withdraws or changes its recommendation that its shareholders vote in favor of the first Merger or adopts, approves, recommends, endorses or otherwise declares advisable certain unsolicited acquisition proposals from a third party.

The transactions contemplated by the Merger Agreement are expected to close before the end of 2013.  Aside from the transactions contemplated by the Merger Agreement, there is no material relationship between the Company or Wilshire Bank, on the one hand, and BankAsiana, on the other hand.

ITEM 8.01                     OTHER EVENTS

On June 10, 2013, the Company and BankAsiana issued a joint press release announcing the execution of the Merger Agreement.  A copy of the press release is attached as Exhibit 99.1 hereto and incorporated by reference into this Item 8.01.

ITEM 9.01                FINANCIAL STATEMENTS AND EXHIBITS

(d)       Exhibits

99.1                    Press release dated June 10, 2013 issued by the Company and BankAsiana.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSHIRE BANCORP, INC.

Date: June 13, 2013	By:	/s/ Alex Ko
Alex Ko, Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated June 10, 2013 issued by the Company and BankAsiana.